EXHIBIT 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Amendment”), is made as of the 3rd day of February, 2015 by and between PRESTON HILLS GARDENS ASSOCIATES, LLC and RIVERSIDE REALTY PRESTON HILLS, LLC, each a Delaware limited liability company (collectively, “Seller”) and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”).
R E C I T A L S:
WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated January 21, 2015 (the “Purchase Agreement”), for the purchase and sale of improved real property, together with personal and intangible property, located in Gwinnett County, Georgia, and more particularly described in the Purchase Agreement (the “Property”);
WHEREAS, Seller is party to that certain Nonexclusive Installation and Service Agreement dated November 5, 2012 (the “Cable Agreement”), by and between Seller and Cable Equities Colorado, LLC (“Operator”); and
WHEREAS, Seller and Buyer desire to amend the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
1.Definitions. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.
2.    Recitals. The recitals set forth above are incorporated herein as part of this Amendment.
3.    Cable Agreement Exclusivity Payment. Notwithstanding anything to the contrary contained in the Purchase Agreement or any other agreement executed by the parties at Closing, Seller agrees that all obligations regarding the repayment of the Exclusivity Payment (as defined in the Cable Agreement) shall not be assigned to Buyer at Closing, but instead shall be retained by Seller, except to the extent said repayment is directly caused by the actions or inactions of Buyer. Seller agrees to indemnify Buyer for any costs associated with repayment of the Exclusivity Payment (solely to the extent Operator’s exclusive rights under the Cable Agreement are no longer enforceable as a matter of law due to subsequent legislation, litigation, administrative action or otherwise) and agrees that the Assignment of Service Contracts and Intangible Property delivered at Closing shall explicitly exclude the above referenced obligations. The provisions of this Section 3 shall survive Closing and shall not be subject to any limitation of liability set forth in the Purchase Agreement (except as set forth in Sections 8.5.5 and 14.13).

4.    Fire Alarm Panels. The Purchase Agreement is hereby amended to include the following Section 5.1.5:
“5.1.5     Fire Alarm Panels.  Seller shall repair all defective fire alarm panels no later than five (5) days prior to the Closing Date and shall provide Buyer with documentation from a third party reasonably acceptable to Buyer stating that all fire alarm panels are fully operational. Buyer, or a consultant engaged by Buyer, shall have the right to inspect the fire alarm panels prior to Closing, and in the event Buyer determines that said panels are not fully operational, Buyer shall have the right, in addition to all other rights granted under Section 5.2 below, to extend the Closing Date until Seller has satisfied the condition set forth in this Section 5.1.5. Notwithstanding the foregoing, Seller shall also have the right to extend the Closing Date until no later than March 19, 2015, for the sole purpose of satisfying the condition set forth in this Section 5.1.5, provided (i) Seller has engaged a contractor to perform the fire alarm panel repairs by February 13, 2015 and (ii) the work is promptly commenced and diligently pursued to completion.”
5.    Contingency Period Expiration. Upon full execution of this Amendment, the Contingency Period shall expire and Buyer’s right to terminate the Purchase Agreement pursuant to Section 2.5 thereof shall be of no further force or effect.
6.    No Other Amendments. Except as otherwise expressly amended by this Amendment, (a) this Amendment shall not otherwise operate to waive, modify, release, consent to or in any manner affect any rights or obligations of Seller and Buyer under the Purchase Agreement, and (b) the Purchase Agreement (as amended by this Amendment) remains in full force and effect.
7.    Conflict; Counterparts. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, this Amendment shall control. This Amendment may be executed in multiple counterparts via facsimile or email in .PDF format, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Amendment.
8.    Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.
9.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state in which the Property is located without regard to choice of law rules.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:

PRESTON HILLS GARDENS ASSOCIATES, LLC,
a Delaware limited liability company

By:	Preston Hills Managing Co., LLC, a Delaware
limited liability company, its Manager

By:	/s/ T. Richard Litton, Jr.
Name:	T. Richard Litton, Jr.
Title:	Vice President

RIVERSIDE REALTY PRESTON HILLS, LLC
a Delaware limited liability company

By:	Riverside Preston Hills Managing Co., LLC, a
Delaware limited liability company, its Manager

By:	/s/ T. Richard Litton, Jr.
Name:	T. Richard Litton, Jr.
Title:	Vice President

BUYER:

STEADFAST ASSET HOLDINGS, INC.
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

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